Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net income was $727 thousand, or $0.27 per share, for the three month period ended September 30, 2015
•	Net interest income increased by $105 thousand, or 3.2%, to $3.4 million for the three months ended September 30, 2015 from the same period last year
•	Total loans increased by $5.4 million and deposits increased by $7.9 million for the three month period ended September 30, 2015

Minerva, Ohio— October 27, 2015 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $727 thousand for the first fiscal quarter of 2016, which compared to $756 thousand for the three months ended September 30, 2014. Earnings per share for the first fiscal quarter of 2016 were $0.27 compared to $0.28 for the same period last year.

Assets at September 30, 2015 totaled $415.1 million, an increase of $11.1 million, or an annualized 10.9%, from June 30, 2015. Loans increased by $5.4 million and deposits increased by $7.9 million, both of which represent an annualized increase of 9.4%.

Ralph J. Lober, President and Chief Executive Officer, stated, “We are pleased that our sales efforts in new and existing markets have resulted in strong first quarter loan and deposit growth. We expect this growth to counter continued margin pressure and contribute to future net interest and non-interest income. It is evident that our investments in new lending centers and in commercial sales staff are beginning to show results in a competitive environment. Our business development efforts encompass Stark, Carroll, Columbiana, Summit, Wayne, Portage, and Cuyahoga counties within Ohio.”

Net interest income for the first fiscal quarter of 2016 increased by $105 thousand compared to the same period last year, with interest income increasing by $87 thousand and interest expense decreasing by $18 thousand. The net interest margin was 3.69% for the current quarter ended September 30, 2015, 3.85% for the previous quarter ended June 30, 2015 and was 3.79% for the same period last year. The Corporation’s yield on average interest-earning assets was 3.93% for the three months ended September 30, 2015, a decline from 4.06% for the same period last year. The Corporation’s cost of funds decreased to 0.33% for the three months ended September 30, 2015 from 0.36% for the same period last year.

Other income decreased by $56 thousand, or 7.1%, to $735 thousand for the first quarter of fiscal year 2016 compared with $791 thousand for the same period last year. In the prior fiscal year, a $22 thousand gain was recognized from the sale of other real estate acquired through loan foreclosure. In addition, income from securities brokerage declined by $17 thousand and gains from the sale of mortgage loans declined by $14 thousand from the same period last year.

Other expenses increased by $65 thousand, or 2.1%, for the first fiscal quarter of 2016 from the same period last year. The increase in other expenses was primarily the result of higher collection expenses and marketing and advertising expenses.

Non-performing loans were $3.2 million at September 30, 2015, compared with $2.3 million at June 30, 2015 and $1.1 million at September 30, 2014. Non-performing loans increased from June 30, 2015 as a result of placing a commercial real estate credit with a recorded investment of $0.7 million on non-accrual. This credit is primarily secured by an owner-occupied commercial real estate property and two multi-family real estate properties. The allowance for loan losses (ALLL) as a percent of total loans at September 30, 2015 was 1.07% and annualized net charge-offs to total loans were 0.02% for the three month period ended September 30, 2015 compared with an ALLL to loans ratio of 1.08% and an annualized net charge-off ratio of 0.09% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and two loan production offices in Carroll, Columbiana, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; an extended period in which market levels of interest rates remain at historical low levels which could reduce, or put pressure on our ability to maintain, anticipated or actual margins; material unforeseen changes in the financial condition or results of Consumers National Bank’s customers, the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; competitive pressures on product pricing and services; pricing and liquidity pressures that may result in a rising market rate environment; and the nature, extent, and timing of government and regulatory actions.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended
Consolidated Statements of Income	September 30, 2015	June 30, 2015	September 30, 2014
Total interest income	$3,620	$3,705	$3,533
Total interest expense	227	234	245
Net interest income	3,393	3,471	3,288
Provision for loan losses	92	216	67
Other income	735	742	791
Other expenses	3,137	3,043	3,072
Income before income taxes	899	954	940
Income tax expense	172	192	184
Net income	$727	$762	$756
Basic and diluted earnings per share	$0.27	$0.28	$0.28

Consolidated Statements of Financial Condition	September 30, 2015	June 30, 2015	September 30, 2014
Assets
Cash and cash equivalents	$13,648	$10,544	$10,712
Certificates of deposit in other financial institutions	5,913	4,470	4,206
Securities, available-for-sale	137,763	137,144	133,415
Securities, held-to-maturity	3,565	3,655	2,910
Federal bank and other restricted stocks, at cost	1,396	1,396	1,396
Loans held for sale	307	462	490
Total loans	233,914	228,519	223,183
Less: allowance for loan losses	2,514	2,432	2,419
Net loans	231,400	226,087	220,764
Other assets	21,063	20,209	15,940
Total assets	$415,055	$403,967	$389,833
Liabilities and Shareholders’ Equity
Deposits	$340,891	$332,996	$316,201
Other interest-bearing liabilities	28,454	26,078	29,846
Other liabilities	3,331	3,427	3,240
Total liabilities	372,676	362,501	349,287
Shareholders’ equity	42,379	41,466	40,546
Total liabilities and shareholders’ equity	$415,055	$403,967	$389,833

	At or For the Three Month Period Ended
Performance Ratios:	September 30, 2015	June 30, 2015	September 30, 2014
Return on Average Assets (Annualized)	0.70%	0.75%	0.78%
Return on Average Equity (Annualized)	6.90	7.27	7.40
Average Equity to Average Assets	10.19	10.32	10.52
Net Interest Margin (Fully Tax Equivalent)	3.69	3.85	3.79

Market Data:
Book Value to Common Share	$15.53	$15.18	$14.84
Dividends Paid per Common Share (QTD)	0.12	0.12	0.12
Period End Common Shares	2,728,098	2,731,612	2,732,866

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.02%	0.37%	0.09%
Non-performing Assets to Total Assets	0.79	0.56	0.30
ALLL to Total Loans	1.07	1.06	1.08